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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements (Nos. 333-152311, 333-168644, 333-169517, 333-170423 and 333-173520) on Form S-3, and Registration Statements (Nos. 333-138704, 333-144878 and 333-168039) on Form S-8 of Kodiak Oil & Gas Corp. of our reports dated February 28, 2012 relating to our audit of the consolidated financial statements of Kodiak Oil & Gas Corp. and the effectiveness of internal control over financial reporting of Kodiak Oil & Gas Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Denver, Colorado
February 28, 2012

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  Exhibit 23.1